PART I.     FINANCIAL INFORMATION

Item 1.      FINANCIAL STATEMENTS
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

                                            AJAY SPORTS, INC. AND SUBSIDIARIES
                                                CONSOLIDATED BALANCE SHEETS
                                                      (IN THOUSANDS)

                                                                September 30, 1999          December 31,
                                                                    (Unaudited)                 1998
ASSETS                                                          -------------------        ---------------
Current assets:
     Cash                                                     $            434            $             6
     Marketable  securities                                                387                        396
     Trade accounts receivable, net                                      2,914                      1,889
     Inventories                                                         4,232                      5,680
     Prepaid expenses and other                                            863                        485
                                                                --------------              -------------
                    Total current assets                                 8,830                      8,456

Fixed assets, net                                                        1,677                      1,708
Other assets                                                               213                        179
Deferred tax benefit                                                     5,741                      1,119
Goodwill                                                                 1,588                      1,621
Trademarks                                                               6,989                          -
                                                                --------------              -------------
                   Total assets                               $         25,038            $        13,083
                                                                ==============              =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Notes payable to banks                                  $          8,538            $           195
      Current portion of capital lease                                       4                          4
      Accounts payable                                                   3,770                      2,225
      Accrued expenses                                                   1,036                        380
                                                                --------------             --------------
                    Total current liabilities                           13,348                      2,804

Notes payable to affiliates - long term                                  2,087                      1,587
Notes payable to banks  -  long term                                     5,547                      5,951
Notes payable                                                            2,070                          -
                                                                --------------             --------------
                    Total  liabilities                                  23,052                     10,342

 Minority Interest in Subsidiary                                            24                          -

Stockholders' equity:
      Preferred stock, 10,000,000 shares authorized,
            Series B, $0.01 par value, 12,500 shares
                  outstanding at liquidation value                       1,250                      1,250
            Series C, $0.01 par value, 217,939 shares
                 outstanding at stated value                             2,179                      2,642
            Series D, $0.01 par value, 6,000,000 shares                     60                         60
      Common stock, $.01 par value 100,000,000 shares authorized,
                 4,091,091 and 3,956,815 shares outstanding, respectively   41                         40
Additional paid-in capital                                              15,527                     14,762
Accumulated deficit                                                    (17,104)                   (16,006)
Accumulated unrealized (losses) gains on securities                          9                         (7)
                                                                --------------             --------------
            Total stockholders' equity                                   1,962                      2,741
                                                                --------------             --------------
            Total liabilities and stockholders' equity        $         25,038            $        13,083
                                                                ==============             ==============


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

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



                                              AJAY SPORTS, INC. AND SUBSIDIARIES
                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                         (UNAUDITED)


                                                             Three Months                        Nine Months
                                                          Ended September 30,                 Ended September 30,
                                                        1999              1998              1999              1998
                                                        ----              ----              ----              ----

Net sales                                          $   2,684         $   4,214         $  11,507         $  20,803

Cost of sales                                          2,081             3,619             9,719            17,284
                                                   ---------         ---------         ---------         ---------
      Gross profit                                       603               595             1,788             3,519

Selling, general and                                   1,855               857             3,692             3,063
   administrative expenses                         ---------         ---------         ---------         ---------

      Operating income                                (1,252)             (262)           (1,904)              456

Non-operating expense:
      Interest expense, net                              409               263               937               913
      Other, net                                          61               100              (131)                2
                                                   ---------         ---------         ----------        ---------
      Total non-operating expense                        470               363             1,068               915
                                                   ---------         ---------         ----------        ---------
Income (loss) before income taxes                     (1,722)             (625)           (2,971)             (459)

Income tax expense (benefit)                            (603)                -              (878)                -
                                                   ---------         ---------         ----------        ---------
Net income (loss)                                  $  (1,119)        $    (625)        $  (2,093)        $    (459)
                                                   =========         =========         ==========        =========
Basic and diluted earnings per share*              $   (0.28)        $   (0.18)        $   (0.53)        $   (0.19)
                                                   =========         =========         ==========        =========
Weighted average common shares outstanding             3,957             3,920             3,957             3,892
                                                   =========         =========         ==========        =========






* Computed by dividing net income or loss, after reduction for preferred stock dividends, by the weighted average number of common shares outstanding.


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

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

                                                        AJAY SPORTS, INC. AND SUBSIDIARIES
                                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             (IN THOUSAN)S), (UNAUDITED)



                                                                                           Nine Months
                                                                                        Ended  September  30,
                                                                                   1999                    1998
                                                                                   ----                    ----
Cash flows from operating activities:

     Net income  (loss)                                                  $       (2,093)         $         (459)
      Adjustments to reconcile to net cash flows from
      operating activities:
           Depreciation and amortization                                            303                     273
      Change in assets [(increase)/decrease] and
       liabilities [increase/(decrease)]:
           Trade accounts receivable, net                                        (1,025)                  2,237
            Inventories                                                           1,448                   1,066
            Prepaid expenses and other current assets                              (377)                   (242)
            Other assets                                                            (34)                    (81)
            Deferred tax benefits                                                (3,624)
            Accounts payable                                                      1,545                  (1,985)
            Accrued expenses                                                        656                    (172)
            Trademarks                                                           (6,989)                      -
                                                                          --------------          --------------
                   Net cash used in operating activities                        (10,190)                    637
                                                                          --------------          --------------
Cash flows from investing activities:
       Acquisitions of fixed assets                                                (234)                   (153)
                                                                          --------------          --------------
                    Net cash used in investing activities                          (234)                   (153)
                                                                          --------------          --------------
Cash flows from financing activities:
        Net change in notes payable to banks                                      7,939                  (2,513)
        Net proceeds from notes payable to  affiliates                              500                   2,315
        Net proceeds from notes payable                                           2,070                       -
        Net change from conversion of preferred stock                               303                       -
        Net change in marketable securities                                          16                    (500)
        Net change to minority interest                                              24                       -
                                                                          --------------         ---------------
                     Net cash provided by  financing activities                  10,852                    (698)
                                                                          --------------         ---------------
Net increase (decrease) in cash                                                     428                    (214)
Cash at beginning of period                                                           6                     234
                                                                          --------------         ---------------
Cash at end of period                                                    $          434         $           20
                                                                          ==============         ===============
Supplemental disclosures of cash flow information:
       Cash paid for interest                                            $          622         $          899
                                                                          ==============         ===============
       Cash paid for income tax                                                       -                       -
                                                                          ==============         ===============

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

1.    BASIS OF PRESENTATION

The condensed consolidated financial statements included herein have been prepared by Ajay Sports, Inc. (the "Company") without audit and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, the financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1999 and the results of operations for the three and nine-month periods ended September 30, 1999 and 1998 and the cash flows for the same nine-month periods.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC rules and regulations dealing with interim financial statements. However, the Company believes that the disclosures made in the condensed financial statements included herein are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

The interim period results are not necessarily indicative of results, which may be expected for any other interim period, or for the full year. Certain costs are estimated for the full year and allocated to interim periods based on activity associated with the interim period. Accordingly, such costs are subject to year-end adjustment.

2.    INVENTORIES

The major classes of inventories (rounded to thousands) are as follows:



                           September 30,             December 31,
                              1999                       1998

Raw Materials                $1,086                     $1,493

Work in Process               1,103                      1,052

Finished Goods                2,043                      3,135
                              -----                      -----

                             $4,232                    $ 5,680
                              =====                      =====


3.    NOTES PAYABLE TO BANKS

On February 2, 1999, the Company entered an agreement with Wells Fargo Bank for a seasonal over advance of up to $750,000 beginning February 2, 1999. The full amount of this over advance is due on December 1,1999. The interest rate on advances outstanding on the over advance is prime plus 2%.

On June 23, 1999 the Company, through a newly formed subsidiary, Pro Golf International, Inc. increased its borrowings by $8,500,000 with a 75-day bridge loan from Comerica Bank. The proceeds of this loan were used toward the purchase of 100% of the outstanding common stock of Pro Golf of America, Inc. The loan is due on the earlier of demand or March 15, 2000. The company is in the process of converting this loan into long-term financing. The Company expects the refinancing to be completed during the first quarter of 2000.

4.    SEGMENT INFORMATION

The contribution to net sales,  operating income (loss) and identifiable  assets of the  Company's  industry  segments  for the  quarter  and nine  months  ended
September 30, 1999 and 1998 (unaudited) are as follows (in thousands):
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
-------------------------------------------------------------------------------------------------

                        Quarter Ended September 30, 1999
                                 GOLF
                             ----------------------
                                      Mass
                         Furniture    Merchant   Specialty   Franchise   Corporate  Consolidated
                         ---------    --------   Golf        ---------   ---------  -------------
                                                 Stores
                                                 ----------
Net Sales                   $ 260   $  1,264     $ 165       $  995      $   -      $  2,684

Operating Profit/(Loss)      (483)      (639)      (30)          45       (146)       (1,253)

Total Assets                2,137      7,822     1,623       12,854          -        24,436

Depreciation/Amortization      30         58        13            6          -           107

Capital Expenditures            0         25         -           81          -           106
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

                        Quarter Ended September 30, 1998
                                GOLF
                             ----------------------

                                      Mass       Specialty
                         Furniture    Merchant   Golf        Franchise   Corporate   Consolidated
                         ---------    --------   Stores      ---------   ---------   ------------
                                                 ---------
Net Sales                  $  285    $ 3,795     $  134      $     -     $   -       $  4,214

Operating Profit/(Loss)      (286)       211       (104)           -       (83)          (262)

Total Assets                1,875      9,879      2,042            -         -         13,797

Depreciation/Amortization      24         57         11            -         -             92

Capital Expenditures           40         38          -            -         -             78
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

                      Nine Months Ended September 30, 1999
                                  GOLF
                               ----------------------

                                     Mass
                         Furniture   Merchant   Specialty    Franchise   Corporate    Consolidated
                         ---------   --------   Golf         ---------   ---------    -------------
                                                Stores
                                                ---------
Net Sales                 $ 4,425    $  5,690   $  397       $  995      $   -        $  11,507

Operating Profit/(Loss)      (71)      (1,224)    (100)          45       (554)          (1,904)

Total Assets               2,137        8,425    1,623       12,854          -           25,038

Depreciation/Amortization     84          174       39            6          -              303

Capital Expenditures          77           69        -          (12)         -              134
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

                      Nine Months Ended September 30, 1998
                                  GOLF
                               ----------------------

                                       Mass       Specialty
                         Furniture     Merchant   Golf       Franchise   Corporate    Consolidated
                         ---------     --------   Stores     ---------   ---------    ------------
                                                  ---------
Net Sales                  $ 3,235      $16,442   $  1,126   $    -      $   -        $  20,803

Operating Profit/(Loss)        (27)       1,229       (344)       -       (402)             456

Total Assets                 1,875        9,879      2,043        -          -           13,797

Depreciation/Amortization       73          167         33        -          -              273

Capital Expenditures           102           51          -       81          -              234
----------------------------------------------------------------------------------------------------


The franchise segment was added late during the second quarter of 1999 upon the completion of the acquisition of Pro Golf.

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


5.    DIVIDENDS

          Dividends on Series B and C Convertible Preferred Stock have not been declared for 1997, 1998 or 1999 due to unavailability of funds. Dividends are in arrears on Series B in the amount of $1,081,575 and on Series C in the amount of $762,747. Dividends are permitted to be paid under the credit agreement when sufficient funds become available.